Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD EXPANDS COTTON DEFOLIANT BUSINESS

Newport Beach, CA – October 21, 2011 – American Vanguard Corporation (NYSE:AVD) today announced that its wholly owned subsidiary Amvac Chemical Corporation has acquired the international assets of the cotton defoliant product tribufos (sold under the trade name Def®) from Bayer CropScience. The acquisition of this international segment completes Amvac’s July 2010 purchase of Bayer’s domestic tribufos product line and complements the Company’s existing tribufos product Folex®, which it has marketed since 2002. The acquired product is registered for use in Mexico, Argentina, Costa Rica and Colombia.

Folex is a fast and effective cotton defoliant that facilitates the removal of leaves surrounding the cotton boll and in combination with other products functions as a harvest aid. It enables cotton growers to utilize highly productive mechanical harvesting methods and to optimize their yield regardless of variable weather conditions present at harvest time.

Alfredo Pelaez, Amvac’s Director of International Sales commented: “This acquisition strengthens Amvac’s access to the international cotton market particularly in the Central and South American regions. We will be increasing our direct selling efforts in Mexico, expanding our distribution in Argentina, and beginning to develop our participation in the substantial cotton growing market of Brazil.”

Glen Johnson, Amvac’s Senior VP and Director of Business & Product Development added: “The addition of this product to our portfolio is another example of our continuing effort to broaden our product offering and expand our geographic footprint. We will also benefit from manufacturing this product in our Axis, Alabama plant, as we systematically increase the utilization of that facility with the additional production of several recently acquired products. With such acquisitions we expect to capitalize on the expansion of cotton acreage in the United States and elsewhere in the world, as global demand and rising commodity prices encourage a greater focus on cultivating this essential crop.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com